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                                                                     Exhibit 5.0
                                 March 28, 1996



Cytogen Corporation
600 College Road East
Princeton, New Jersey 08540

     Re:  Form S-3 Registration Statement
          -------------------------------


Ladies and Gentlemen:

          We have acted as counsel to Cytogen Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale from time to time pursuant to Rule 415 of the Securities Act of up to 5,000,000 shares (the "Shares") of Cytogen's Common Stock, par value $.01 per share.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (a) the Certificate of Incorporation of the Company, as amended; and (b) the By-laws of the Company filed as Exhibits to the Registration Statement.

          In rendering this opinion, we have assumed that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement;
(c) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission describing the Shares offered thereby and will comply with all applicable laws; (d) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement thereto; and (e) a definitive purchase, underwriting or similar agreement with respect to any Shares offered or issued will have been duly authorized and validly executed and delivered by Cytogen and the other parties thereto.

          Based upon and subject to the foregoing, we are of the opinion that the Shares, when both (a) the Board of Directors of Cytogen has taken all necessary corporate action to approve the issuance of and the terms of the offering of the Shares and related matters and (b) certificates representing the Shares have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, will be legally and validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement and to the use of our name in the Prospectus portion thereof and any Prospectus Supplement thereto, under the caption "Legal Matters."


                                    Very truly yours,

                                    DECHERT PRICE & RHOADS